UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2024

American Well Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39515	20-5009396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street 26th Floor
Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 204-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	AMWL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Inducement Plan

On October 25, 2024, American Well Corporation’s (“Company”) Board of Directors (the “Board”) approved and adopted the American Well Corporation 2024 Inducement Plan (the “Inducement Plan”), to be effective November 4, 2024. The Inducement Plan provides for the grant of equity or equity-based awards in the form of non-qualified stock options, restricted stock units (“RSUs”), and other stock-based awards. The Inducement Plan’s terms are substantially similar to the terms of the Company’s 2020 Equity Incentive Plan, with the addition of certain terms and conditions intended to comply with the New York Stock Exchange (“NYSE”) inducement award exemption from stockholder approval requirements for equity compensation plans. The Board has reserved 1,222,960 shares of the Company’s Class A common stock for issuance pursuant to awards granted under the Inducement Plan. In accordance with the NYSE Listed Company Manual Rule 303A.08, awards under the Inducement Plan may only be made to individuals not previously employed by the Company or individuals being rehired following a bona fide period of interruption of employment, as an inducement material to such individuals’ entering into employment with the Company. The foregoing description of the Inducement Plan is qualified in its entirety by reference to the full text of the Inducement Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Awards under Inducement Plan

Effective November 4, 2024, the Company will grant awards to its new Chief Financial Officer, Mark Hirschhorn, under the Inducement Plan. The awards will be made pursuant to the Company’s previously announced Employment Agreement with Mr. Hirschhorn, and as a material inducement to his joining the Company as its Chief Financial Officer. The material terms of the awards are as follows:

•
An award of RSUs having a grant date value of $2,500,000 which will become vested as follows, subject to Mr. Hirschhorn’s continued employment through each vesting date, except as noted below: 25% of the RSUs vesting on the grant date, and the remaining 75% of the RSUs vesting in substantially equal quarterly installments over a three-year period, starting on the one-year anniversary of the grant date, with the first vesting date for the remaining 75% portion occurring on the first day of the first month following the 15-month anniversary of the grant date and with subsequent vesting dates occurring on each three-month anniversary thereof until such RSUs are fully vested on the four-year anniversary of the grant date. The number of shares underlying the RSUs will be determined based on the volume weighted average closing price per share of the Company’s Class A common stock over the 30-day period preceding the grant date.
•
An additional long-term incentive award (the “Additional Award”) under which a total value of $5,000,000 may be earned. The Additional Award will be eligible to vest in substantially equal annual installments on each of the first four anniversaries of Mr. Hirschhorn’s employment start date, provided that (i) Mr. Hirschhorn remains employed by the Company through the applicable vesting date; and (ii) applicable EBITDA targets and appreciation of Company valuation targets, in each case, as determined by the Board or the Board’s Compensation Committee (the “Committee”) in its sole discretion, are achieved. The Additional Award, to the extent it becomes vested, will be settled in cash, unless and to the extent the Board or the Committee determines in its sole discretion that it will be settled in shares of the Company’s Class A common stock or other property (in which case it will be settled in such shares or other property, as applicable).
•
If Mr. Hirschhorn’s employment is terminated by the Company without Cause (as defined in his Employment Agreement) or by Mr. Hirschhorn with Good Reason (as defined in the Employment Agreement)), conditioned on Mr. Hirschhorn’s execution and non-revocation of a release of claims, the awards will vest as to the portion that would have vested had Mr. Hirschhorn remained employed by the Company through the first anniversary of his termination date. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the Employment Agreement), the awards will fully vest at the time of termination.

The foregoing description of the awards is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 15, 2024, and the award agreements governing the awards, copies of which will be filed with the Company’s Annual Report on Form 10-K filed for the fiscal year ending December 31, 2024, and each is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 American Well Corporation Inducement Plan

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WELL CORPORATION

Date:	October 31, 2024	By:	/s/ Bradford Gay
Bradford Gay Senior Vice President, General Counsel